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                            April 28, 2023

       Andreas Michalopoulos
       Chief Executive Officer
       Performance Shipping Inc.
       373 Syngrou Avenue
       175 64 Palaio Faliro
       Athens, Greece

                                                        Re: Performance
Shipping Inc.
                                                            Registration
Statement on Form F-3
                                                            Filed April 21,
2023
                                                            File No. 333-271398

       Dear Andreas Michalopoulos:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Claudia
Rios, Staff Attorney, at (202) 551-8770 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Energy & Transportation
       cc:                                              Will Vogel